Exhibit 10.5

AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 2 (this “Second Amendment”) to that certain Executive Employment Agreement, made as of January 23, 2020, as amended, by and between UroGen Pharma Inc., a wholly owned subsidiary (the “Subsidiary”) of UroGen Pharma Ltd. (the “Parent”) (the Subsidiary and the Parent together, the “Company”) and Mark P. Schoenberg, MD (the “Executive”). The Subsidiary, Parent and Executive are collectively referred to in this Second Amendment as the “Parties.”

Whereas, the Company and Executive are Parties to a certain Executive Employment Agreement effective as of January 23, 2020, as amended (the “Agreement”) (capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement);

Whereas, on March 15, 2021, the Parent’s Compensation, Nominating and Corporate Governance Committee approved an increase in the reduced-time capacity under the Agreement from a 50% full-time equivalent role to a 75% full-time equivalent role as of January 1, 2021 (“Reduced Time Employment”); and

Whereas, on March 17, 2021, the Parent’s Board of Directors endorsed and approved the Reduced Time Employment.

Now Therefore, in consideration and in furtherance of Executive’s continued at-will employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Section 2.1 of the Agreement is hereby amended by deleting the entire section thereof and replacing it with the following:

“2.1 Salary. For services to be rendered hereunder during Executive’s 75% full-time equivalent employment with the Company (the “reduced-time employment”), Executive shall receive an annual base salary of $307,500 effective January 1, 2021 through February 28, 2021, and beginning on March 1, 2021 and thereafter an annual base salary of $316,725 (the “Base Salary”), to be reviewed annually by the Board of Directors for increase only; not subject to decrease at any time or for any reason. The Base Salary will be subject to standard payroll deductions and withholding and payable in accordance with the Company’s regular payroll schedule.”

2.Section 3 of the Agreement is hereby amended by deleting the entire section thereof and replacing it with the following:

“3. Standard Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees, except that under the PTO plan for senior executives effective January 1, 2021 (i) Executive’s PTO shall be prorated at 75%; and (ii) Executive’s accrual of paid-time off shall be prorated at 75%. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.”

3.This Second Amendment may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties. Except as amended hereby, all of the other terms and conditions of the Agreement shall remain and continue in full force and effect.

In Witness Whereof, the Parties have executed this Second Amendment as of April 13, 2021.

UroGen Pharma Inc. By:/s/ Elizabeth Barrett Name:Elizabeth Barrett Title:Chief Executive Officer	Executive /s/ Mark Schoenberg Name: Mark S. Schoenberg

UroGen Pharma Ltd.

By: /s/ Elizabeth Barrett

Name:Elizabeth Barrett

Title:Chief Executive Officer